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EXHIBIT 23.1

Consent of Independent Auditors



The Board of Directors
Airgas, Inc.

We consent to incorporation by reference in the registration statement (No. 33-64114) on Form S-8 of Airgas, Inc. of our report dated April 24, 1995 relating to the statement of financial position of the Airgas, Inc. 1994 Employee Stock Purchase Plan as of December 31, 1994, and the related statement of changes in participants' equity for the year ended December 31, 1994 which report is included in the December 31, 1994 Annual Report on Form 11-K of the Airgas, Inc. 1994 Employee Stock Purchase Plan.



KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
April 24, 1995